                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

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Check the appropriate box:

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     Rule 14a-6(e)(2))
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[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                   International Remote Imaging Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act
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

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                                9162 ETON AVENUE
                          CHATSWORTH, CALIFORNIA 91311

                                 April 14, 2000

Dear IRIS Stockholder:

     In this, my first proxy message to you, I want to acknowledge and praise Dr. Fred Deindoerfer, founder of IRIS, for the excellent leadership he provided over the past twenty years. IRIS would not be what it is today without his vision, dedication, hard work and long hours, and knowledge of this business. We are the only company entering the "big ticket" instrumentation end of this business since 1980 which survived and become operationally profitable. Under Dr. Deindoerfer's stewardship, IRIS addressed the primary forces affecting healthcare delivery over the past twenty years. As a result, we are the recognized leader in automated urinalysis. Fred, all of us at IRIS wish you many years of continued happiness and success in your retirement.

     In last year's message Dr. Deindoerfer told you that 1998 was the most challenging, and perhaps most difficult, year in this decade. Well, I must tell you that 1999, while improved in many respects, was equally challenging and set the stage for some very difficult decisions that were made to ensure that IRIS began the 21st century in a stronger position.

     OFFICE OF THE CHIEF EXECUTIVE (CEO). Through August 1999, the transition period after Dr. Deindoerfer announced his decision to retire, he, Mr. Roland Jang, and I shared equally in key operational and strategic decisions as members of the Office of the CEO. In September of this year, at the request of Dr. Deindoerfer and Mr. Jang, the Board appointed me Chief Executive Officer and President of IRIS, and dissolved the Office of the CEO. Dr. Deindoerfer continued to contribute to IRIS as its Chairman until his retirement on December 31, after which I became Chairman. Mr. Jang has continued as a consultant to the company. Over the years, whenever IRIS needed his assistance, Roland has always been available. Thank you, Roland, for your many contributions to date, and for those to come.

     IRIS GOALS. In an earlier and lengthier message to IRIS employees, I listed the following goals:

     - IRIS must be recognized as a 21st century company

     - IRIS must balance its obligations to customers, employees and shareholders

     - IRIS must operate profitably while growing revenues at a respectable rate.

     I am pleased that we made much progress in 1999 toward accomplishing these goals, as you will see in the following paragraphs.

     PSI, A DISCONTINUED OPERATION. In November 1999, I reported that the Genetic Analysis Segment of our business (PSI) had not met original expectations. In addition to producing negative cash flow, PSI continued to face a generally weakened market. In 1999, we wrote off $6.6 million of intangible assets acquired with the purchase of PSI. In total, PSI incurred after tax losses of $5.2 million in 1999 and $1.1 million in 1998. Clearly this was a major factor in the Company's overall net losses of $6.3 million in 1999 and $400,000 in 1998.

     In March of this year, we entered into a Letter of Intent to sell Perceptive Scientific Instruments (PSI). In light of our plans to sell PSI, we are treating this business as a discontinued operation for accounting purposes. Although that sale remains subject to many conditions, the remaining financial information in this message will reflect only the continuing operations of our business, the Urinalysis and Small Laboratory Devices segments.

     PERFORMANCE OF CONTINUING OPERATIONS. During 1999, revenues from our continuing operations increased nearly twenty percent over those of a year earlier.

     Operating income before interest, taxes, and certain other expenses, was $390,000 down from $2.2 million of a year earlier. However, this year included unusual charges of $4.2 million compared to just $193,000 in 1998. Excluding these unusual charges, operating income for 1999 would have been $4.5 million compared to $2.4 million in 1998, a 90% improvement. However, as a result of the unusual charges, IRIS recorded a loss from continuing operations of $1,088,000, compared to income of $667,000 a year earlier.

     While net income was adversely affected by these unusual charges, these write-offs reflect that we addressed most of our more pressing operational and strategic issues. However, while we have continued to make significant investments in product oriented technology, our expenditures have declined over the past three years, $2.5 million in 1997 to $2.2 million in 1998 to $1.4 million in 1999. I anticipate that we will have to reverse this trend in the future.

     We have begun the mandated process to restore stockholder value by renewing revenue and earnings growth. We have initiated new revenue generating programs, cost saving and cash management measures, and have reduced the debt, interest, and amortization burden. We have rigorously defined and put in place new product programs.

     SEGMENT PERFORMANCE OF CONTINUING OPERATIONS. Below is a summary of 1999 results for our continuing operating segments:

          SEGMENT AND CONSOLIDATED PERFORMANCE FOR CALENDAR YEAR 1999

                                                                      BEFORE TAX
                     SEGMENT                        NET REVENUES    SEGMENT PROFIT
                     -------                        ------------    --------------
Urinalysis........................................  $20,428,084      $ 3,676,900
Small laboratory devices..........................    5,297,385        1,414,313
Unallocated corporate expenses....................           --       (5,648,235)
                                                    -----------      -----------
Consolidated......................................  $25,725,469      $  (557,022)
                                                    ===========      ===========

     Although the rest of this letter will highlight some of our progress and expectations, given the complexity of various financial and operational developments during 1999, and the many risks we face, I encourage you to carefully review our accompanying 1999 Annual Report on Form 10-K.

     URINALYSIS BUSINESS SEGMENT. Worldwide, we enjoyed nearly a 30% increase in equipment sales in 1999 compared to the previous year. This includes 19 units sold outside the United States compared to 10 units in the prior year. In addition, the Model 500, considered to be a workhorse in many laboratories, showed renewed strength in the domestic market with the sale of 20 units compared to 12 units in the prior year. Our customer base continues to demonstrate support for our proprietary imaging technology. When their systems approach the end of their useful life, many of our customers upgrade to either the Model 500 or Model 900Udx, our flagship products.

     Our Model 900UDx urine pathology system is the most sophisticated urinalysis product in the market today, setting new standards for quality-of-result and cost-effectiveness. Through 1999, we have sold sixty-five systems worldwide. Trailing revenues from its supplies and service are substantial and increasing. Our new 900UDx customers include the Mayo Clinics in Rochester, MN, Jacksonville, FL and Boston, MA. In addition, Long Beach Memorial, Florida Hospital, Provident Hospital in Southfield, MI and City of Elmhurst in New York have been added to our growing list of 900UDx customers.

     In promising R&D news, we have successfully adapted and enhanced automatic recognition technology developed with the collaboration of three California Institute of Technology scientists, Professor Yaser Abu-Mostafa and his students, Drs. Joseph Sill and Xubo Song. Included in the next version of our Model 900UDx series, the Model 939UDx, and retrofittable into existing systems, it can allow most microscopic results to be automatically released without further operator review. At the same time, it retains images for review when human interpretation is required. This improvement can reduce the labor operating cost of our top-of-the-line systems by 50% or more, making them even more productive. We have submitted a 510(k) notification for its clearance, which currently is under review by the FDA.

     IRIS concluded its second full year of distribution of the IRIS/Sysmex UF-100 urine cell analyzer in the U.S. under an exclusive agreement with its manufacturer, Sysmex Corporation. We expected its sales to grow, primarily among reference laboratories wanting to minimize visual microscopy. However, only seven units are now installed and operational. In September 1998, Sysmex started procedures to end the exclusive nature of our distribution rights, claiming inadequate performance. We denied these allegations. Sysmex now claims that it has the right to appoint additional distributors and has announced that its U.S. subsidiary will distribute the UF-100 in North America. We dispute that Sysmex has this right and may take legal action.

     Sales of the Company's urinalysis system products outside the United States increased by $1 million in 1999, a 78% increase over the previous year, led by significant placements in Turkey and Israel. Over 40 IRIS instruments have now been placed in these two countries alone. The Company's distributors are now active in the United Kingdom, Benelux, Scandinavia, Switzerland, Saudi Arabia, Kuwait, Egypt, South Africa, and Brazil. In Europe, parts of Asia, and Australia, downward cost pressure due to ongoing healthcare reform is rapidly shifting clinical diagnostic testing from small to very large laboratories. In Latin America, the Middle East, and China, a growing and more affluent middle class has spurred demand for lab procedures, leading to dynamic growth of commercial and contract lab services. These changes create an ongoing opportunity for high-capacity systems which automate frequently-ordered tests such as urinalysis. Within the first half of 2000, sales efforts will also begin in Italy, Greece, eastern Europe, Russia, Argentina, China, Taiwan, Hong Kong, Australia/New Zealand, and Malaysia/Singapore. As a result, we are excited about the opportunities for continued growth in international sales in 2000.

     SMALL LABORATORY DEVICES BUSINESS SEGMENT. In 1999, StatSpin sales increased 16% over the prior year. Most of this growth was due to accelerated placement of new centrifuges by our primary veterinary distributor. Over 1300 instruments were placed in the domestic veterinary market alone. As a result, this year we anticipate a substantial increase in the sale of the Company's sample collection and processing devices used in conjunction with these instruments. Growth in sales of instruments and supplies to both physicians' office and hospital markets worldwide was moderate.

     International sales for StatSpin increased 22%, primarily due to sales of our Censlide products in Turkey. Based on our belief in the potential for continued growth internationally, we plan to apply more resources to this effort.

     R&D successfully developed two new compact centrifuges for veterinary applications; a new high speed centrifuge for the hospital market, and an improved system for CLIA-waived microhematocrit testing in physician offices, clinics and alternate care environments. These products will be introduced this year.

     PATENTS AND ROYALTIES. By the end of 1999, our intellectual property portfolio includes forty-four U.S. patents, of which twenty four patents relate to our Automated Intelligent Microscopy technology. Our proprietary technology was the basis for $310,587 of royalties received during 1999. We received royalties of $224,310 from Sysmex from worldwide sales (excluding North America) of the UF-100 urine cell analyzer based on a license of pre-1989 know-how and technology granted to them during an earlier collaboration between our companies. Sysmex also has a non-exclusive license to use three of our patents for industrial applications in the Japanese market, yielding additional royalties of $86,277 to IRIS.

     CORPORATE FINANCE. Cash flow management and adequate debt service are crucial for IRIS. During 1999 we maintained positive cash flow and reduced our debt by another $1.8 million.

     Our loan facility with Foothill Capital Corporation, a division of Wells Fargo, provides a combined credit limit of $7 million comprised of a term loan of $3.6 million and a revolving line of credit of up to $4.0 million. We have considerably reduced the term loan, and judiciously used the line of credit for working capital. At the end of 1999, we owed $1.7 million on the term loan and were using $665,000 of the line of credit.

     POLY U/A SYSTEMS. In 1998, IRIS and Poly U/A Systems, Inc. concluded a research and development program to develop several new urinalysis products using IRIS technology. As you were told in last year's proxy, we decided not to exercise our option to acquire Poly U/A Systems for $5.1 million. Instead, in 1999, IRIS made a tender offer, primarily to avoid litigation, to acquire it at a lesser price. A super majority of Poly

UA stockholders accepted the tender offer. As a result, IRIS acquired 77% of the Poly UA common stock in exchange for a package of securities described in detail in the 10K.

     DITI ARBITRATION. In 1997, we filed a demand for arbitration against Digital Imaging Technologies, Inc. (DITI) alleging material breaches of representations, warranties and covenants in the 1996 PSI purchase agreement. As part of the process, we reduced the exercise price of DITI's warrant to purchase 875,000 shares of common stock from $8.00 to $3.56 per share. In October 1999 the arbitration was concluded under the auspices of the American Arbitration Association, resulting in a disappointing award to IRIS of $132,000. The arbitration panel found that while certain representations, warranties and covenants in the purchase agreement for the transaction had been breached by DITI, for the most part, these did not result in damage to IRIS.

     THE WHITE IRIS. As a result of refocusing IRIS on its core business, urinalysis, we decided to write off the assets related to the White IRIS leukocyte differential analyzer because it is not relevant to our near term plans.

     THERMO AMEX. In 1997, the Thermo Amex Convertible Growth Fund invested $3,000,000 in IRIS. As part of this investment, Thermo Amex had the right to convert its 3,000 shares of IRIS's Series A Convertible Preferred Stock into 2,000,000 shares of IRIS common stock. In October 1999, Thermo Amex exercised this right to convert.

     PROXY STATEMENT AND ANNUAL MEETING. This year's Proxy Statement contains three proposals. We endorse and ask your support for all of them. The first one is for Dr. Nadeau's and Mr. Besbeck's re-election for renewed three-year terms as IRIS directors. Dr. Nadeau joined our Board in 1999.

     An integral part of the Company's compensation program for officers and key employees is the Stock Option Plan. Since there are very few shares of stock remaining in the 1998 Stock Option Plan, we are asking you to approve an increase in the Plan of 600,000 shares.

     The third proposal is to ratify reappointment of PricewaterhouseCoopers LLP (formerly Coopers & Lybrand LLP) as our independent auditors.

     The Annual Meeting of Stockholders will be held at the Chatsworth Hotel, located at 9777 Topanga Canyon Boulevard, Chatsworth, CA, about one mile north and one mile west of our facilities. The meeting is Friday, May 19, 2000, beginning 3:00 p.m. local time. The Board of Directors and management of IRIS invite and welcome your participation.

     Once again, please realize that this annual message represents my sincere and honest reflection on the past year at IRIS and some assessments of our future prospects. Of course, many of the statements are forward-looking in nature and as a result are inherently subject to the vagaries of future events which, as you know, are often unpredictable. Again, I refer you to the more detailed 10-K for a fuller discussion of the opportunities, challenges and risks that confront us in 2000.

                                          Sincerely,

                                          /s/ John A. O'Malley
                                          John A. O'Malley
                                          Chairman of the Board,
                                          President and Chief Executive Officer

THE ANNUAL MEETING IS ON MAY 19, 2000. PLEASE RETURN YOUR PROXY IN TIME.

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                                9162 ETON AVENUE
                          CHATSWORTH, CALIFORNIA 91311
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 2000

To the Stockholders of INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.:

     The Annual Meeting of Stockholders of International Remote Imaging Systems, Inc. will be held at the Chatsworth Hotel, located at 9777 Topanga Canyon Boulevard, Chatsworth California, on May 19, 2000 at 3:00 p.m. local time for the following purposes:

     1. To elect two Class 1 Directors to hold office until the year 2003 annual meeting or until their successors are elected and qualified;

     2. To approve an increase the number of shares of common stock available for grant under the 1998 Stock Option Plan from 600,000 to 1,200,000;

     3. To ratify the selection of PricewaterhouseCoopers LLP as independent public accountants for the fiscal year ending December 31, 2000; and

     4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 3, 2000, as the record date for determination of stockholders entitled to notice of, and to vote at, said meeting and any adjournments or postponements thereof.

     All stockholders are cordially invited to attend the meeting in person. In any event, please mark, date, sign and return the enclosed proxy. The related proxy statement and annual letter to stockholders are attached to this notice.

                                          By Order of the Board of Directors

                                          /s/ John A. O'Malley
                                          John A. O'Malley
                                          Chairman of the Board, President
                                          and Chief Executive Officer

April 14, 2000

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE STAMPED RETURN ENVELOPE PROVIDED. YOUR PROMPT RETURN OF THE PROXY WILL HELP AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION TO ASSURE A QUORUM AT THE MEETING.

    THE ANNUAL MEETING IS ON MAY 19, 2000. PLEASE RETURN YOUR PROXY IN TIME.

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                                9162 ETON AVENUE
                          CHATSWORTH, CALIFORNIA 91311
                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 2000
                            ------------------------

                     GENERAL INFORMATION AND VOTING RIGHTS

     This proxy statement (the Proxy Statement) and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of International Remote Imaging Systems, Inc., a Delaware corporation (IRIS or the Company), for use at the Annual Meeting of Stockholders (the Annual Meeting) to be held at the Chatsworth Hotel, located at 9777 Topanga Canyon Boulevard, Chatsworth California, on Friday, May 19, 2000, at 3:00 p.m. local time and any adjournments or postponements thereof. Enclosed with this Proxy Statement is a copy of the Company's Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 1999. However, the Annual Report is not intended be a part of this Proxy Statement or a solicitation of proxies. The Company anticipates that the Proxy Statement and enclosed proxy will first be mailed or given to its stockholders on or about April 17, 2000.

     A proxy may be revoked by filing with the Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance in person at the Annual Meeting does not itself revoke an otherwise valid proxy; however, any stockholder who attends such meeting may orally revoke his proxy at the Annual Meeting and vote in person. All properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the nominees as the Class 1 Directors and FOR Proposals 2, 3 and 4. In addition, the proxy holders will vote in their sole discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

     The cost of solicitation of proxies will be borne by the Company. Directors, officers and regular employees of the Company may solicit proxies in person, by telephone, by mail or by other means of communication, but such persons will not be specially compensated for such services. The Company may also reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable charges and expenses in connection with the distribution of proxy materials.

     Only holders of record of the Company's common stock at the close of business on April 3, 2000 will be entitled to vote at the Annual Meeting on the proposals described in this Proxy Statement. On that date, there were 9,409,291 shares of common stock outstanding. Each holder of record is entitled to one vote for each share of common stock held on all matters to come before the meeting.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding those individuals currently serving as the directors and executive officers of the
Company:

            NAME               AGE                     POSITION WITH THE COMPANY
            ----               ---                     -------------------------
John A. O'Malley.............  66     Chairman of the Board, Chief Executive Officer and
                                      President
Steven M. Besbeck............  52     Director
Thomas F. Kelley.............  67     Director
Richard G. Nadeau............  64     Director
Achille M. Bigliardi.........  57     Vice President and General Manager of Chatsworth Operations
Anthony G. Landells..........  46     Vice President and General Manager of PSI

     The Board of Directors is divided into three classes with the directors in each class holding office for staggered terms of three years each or until their successors have been duly elected and qualified. Executive officers serve at the discretion of the Board of Directors. There are no familial relationships among the directors and executive officers of the Company.

     John A. O'Malley has served as a director since 1988 and became President and Chief Executive Officer in the third quarter of 1999 and Chairman of the Board of Directors in January 2000. He also is the sole director and President of Poly U/A Systems, Inc., a subsidiary of IRIS. From November, 1998 to August, 1999, he served IRIS as a member of the Office of the Chief Executive. Before that he was President of Second Opinion, a consulting firm serving the healthcare diagnostic and biotechnology industry. Simultaneously he shared the presidency, in addition to being a director and Chief Operating Officer, of Litmus Concepts, Inc. (LCI), a developer of point-of-care diagnostic tests for the women's healthcare market. Dr. O'Malley remains a director of LCI. He is also a director of Cytometrics, Inc., a privately held development-stage company developing non-invasive, point-of-care, diagnostic instrument systems and a director of Vital Sounds, Inc., a privately held development-stage company developing a unique sensitive stethoscope. Prior to establishing Second Opinion, he was worldwide director of chemical manufacturing operations for the Milligen/Biosearch Division which Millipore Corporation acquired from New Brunswick Scientific where Dr. O'Malley had been its Vice President and General Manager of the Biosearch division. Previously, he was President of Primary Diagnostic Systems and President of Smith Kline Instruments, both in vitro diagnostic ("IVD") companies. Dr. O'Malley received his B.S. degree in Chemistry from Rutgers, the State University of New Jersey, and his Ph.D. degree in Physical Chemistry from the University of Pennsylvania.

     Steven M. Besbeck has served as a director since 1990. He is President, Chief Executive Officer and Chief Financial Officer of Creative Computer Applications, Inc., a position he has held since 1983, as well as one of its directors since 1980. Creative Computer Applications designs, develops, services and markets laboratory, pharmacy and radiology information systems for clinical laboratories. Prior to that, Mr. Besbeck was a director, President and Chief Executive Officer of American Cytogenetics, Inc., a specialty clinical laboratory, at various times over an eight-year period. Mr. Besbeck holds a B.S. in Finance from California State University, Long Beach.

     Thomas F. Kelley was appointed a director in March 1996 and elected to his first three-year term in June of that year. Until February 1, 1998, he was also a Vice President of the Company and the General Manager of StatSpin. Dr. Kelley is currently Chief Executive Officer of Imagepath Systems, Inc. an IVD imaging systems integrator. From 1982 to the time of its acquisition by the Company, he was President and Chairman of the Board of StatSpin. Prior to founding StatSpin, Dr. Kelley was employed by Instrumentation Laboratory, Inc., in roles of Director of Market Development and Director of Applied Research, among others. Dr. Kelley received his B.A. and M.A. degrees in Biology from Boston University in 1954 and 1955, respectively, and his Ph.D. in Biochemistry from Brown University in 1959. He also serves as a director of BioNostics, Inc., an Acton, Massachusetts-based original equipment and private-label manufacturer of reagents, controls and calibrators.

     Richard G. Nadeau was appointed a director in January 1999 when the Board was enlarged from four to five members. He is Chairman and Chief Executive Officer of Cytometrics, Inc., a privately-held development-stage company developing non-invasive, point-of-care, diagnostic instrument systems, which he co-founded in 1992. Previously, Dr. Nadeau held senior positions with various IVD equipment companies, including President and Chief Executive Officer of EM Diagnostic Systems, Inc., Senior Vice President and Chief Technical Officer of Technicon Instrument Corporation, President of the Diagnostics Division (North America) of Technicon Instrument Corporation, President of Ortho Diagnostics, Inc., a subsidiary of Johnson & Johnson, Inc., and Worldwide Marketing Manager for the Automatic Clinical Analysis Division of E.I. DuPont de Nemours & Co. He currently serves on the Board of Directors for the Health Industry Manufacturers Association and has served as an advisor and consultant to the Food and Drug Administration, Centers for Disease Control, the World Health Organization and the National Bureau of Standards. Dr. Nadeau is a former President of the National Committee for Clinical Laboratory Standards and former Board Member of the European Committee for Clinical Laboratory Standards. He earned his B.S. in Pre-Med and M.S. in Biochemistry at the University of New Hampshire and his Ph.D. in Biochemistry at West Virginia University.

     Achille M. Bigliardi joined the Company in 1991 as Western Regional Sales Manager and was promoted to Director of Sales in 1993, to Vice President of Sales and Service in 1994 and to General Manager of Chatsworth Operations in 1997. During his tenure as Vice President, sales and technical service efficiency in dollar revenue has reached nearly double the industry average. From 1982 until joining IRIS, Mr. Bigliardi gained valuable in vitro diagnostics experience in several roles. He served as Executive Vice President and General Manager of Sclavo, Inc., a European-based multinational medical diagnostics company, and was President and co-founder of Aktis Corporation, a development-stage IVD company, prior to its acquisition by Sclavo. He also served as Vice President and Director of Marketing of SSI, Inc., and before then as Director of Sales of International Diagnostic Technology, both medical diagnostics companies. Mr. Bigliardi earned his B.S. and M.S. in Electrical Engineering from the University of Michigan.

     Anthony G. Landells joined the Company in July 1996, upon the Company's acquisition of PSI. He is currently a Vice President of the Company and the General Manager of PSI. Previously, he was President of PSI. Mr. Landells also is Managing Director and Chief Executive of PSI's United Kingdom subsidiary, roles he held since joining PSI in 1992. A veteran in the field of digital imaging technology, he was formerly Managing Director of Applied Imaging's UK-based international operations, and earlier held senior management positions with Image Recognition Systems and Joyce Loebl, both acquired by Applied Imaging. Mr. Landells earned a B.S. in Electronic Engineering and an M.S. in Computer Systems and Applications from the University of Sunderland in the United Kingdom.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors and officers and its significant stockholders (defined by statute as stockholders beneficially owning more than 10% of the common stock) are required to file with the Securities and Exchange Commission and the Company reports of ownership, and changes in ownership, of common stock. Based solely on a review of the reports received by it, the Company believes that, during the year ended December 31, 1999, all of its officers, directors and significant stockholders complied with all applicable filing requirements under Section 16(a), except for Roland Jang, who filed one late report relating to a purchase of common stock, and Anthony Landells, who filed one late report relating to an option grant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of common stock as of March 15, 2000 by (i) persons known to the Company to beneficially own more than 5% of the outstanding common stock, (ii) directors of the Company, (iii) the executive officers named below in the "Summary Compensation Table" and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names, subject to community property laws where applicable

                                                         NUMBER OF SHARES          PERCENT
            NAME OF BENEFICIAL OWNER(1)              BENEFICIALLY OWNED(2)(4)   OF CLASS(3)(4)
            ---------------------------              ------------------------   --------------
Fred H. Deindoerfer(5)(8)..........................           535,401                 5.6
John A. O'Malley(8)................................           405,448                 4.2
Steven M. Besbeck..................................            48,218                   *
Thomas F. Kelley...................................           126,556                 1.3
Richard G. Nadeau..................................            43,354                   *
Martin S. McDermut.................................            56,600                   *
Achille M. Bigliardi(8)............................           241,608                 2.5
Anthony G. Landells................................           109,753                 1.2
Thermo Amex Convertible Growth Fund I, L.P.(6).....         2,084,270                22.0
Digital Imaging Technologies, Inc.(7)..............           853,040                 8.3
Directors and Executive Officers as a Group (8
  persons).........................................         1,566,938                15.4

---------------
 *  Less than 1%.

(1) Unless otherwise indicated, the mailing address of each person is c/o the Company, 9162 Eton Avenue, Chatsworth, California 91311.

(2) Includes warrants and options exercisable on or within 60 days of March 15, 2000 held by directors and executive officers as follows: Dr. Deindoerfer (140,920 shares), Dr. O'Malley (258,930 shares), Mr. Besbeck (44,930 shares), Dr. Kelley (75,000 shares), Dr. Nadeau (26,600), Mr. McDermut (56,600 shares), Mr. Bigliardi (85,008 shares) and Mr. Landells (78,560 shares).

(3) Based on 9,395,920 shares of stock outstanding as of March 15, 2000.

(4) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the common stock. Shares of common stock issuable upon exercise of warrants and options exercisable on or within 60 days of March 15, 2000 are deemed outstanding for purposes of computing the number and percentage of shares owned by the person holding such warrants or options but are not deemed outstanding for computing the percentage held by any other person.

(5) Includes 57,840 shares owned by family members or trusts to which Dr. Deindoerfer disclaims beneficial ownership shares.

(6) The mailing address for Thermo Amex Convertible Growth Fund I, L.P. is Suite 1B, 4 Lafayette Court, Greenwich, Connecticut 06830. The fund shares voting and dispositive power over these securities with Thermo Amex Finance, L.P., Thermo Amex Management Company, Inc. and Thermo Electron Corporation. The information in the table and this footnote are based on the Schedule 13D filed jointly by all four entities on January 10, 1997.

(7) Consists entirely of a warrant to purchase 853,040 shares of common stock. The mailing address for Digital Imaging Technologies, Inc. is 2950 North West Loop, Suite 1050, Houston, Texas 77092. Digital Imaging Technologies, Inc. shares voting and dispositive power over these securities with Edward Randall, III. The information in the table and this footnote are based on the Schedule 13D filed jointly by Digital Imaging Technologies, Inc. and Edward Randall, III on August 8, 1996.

(8) Does not include 2,000 shares of Series B callable preferred stock held by each of these individuals. As of March 15, 2000, 2,000 shares of the Series B callable preferred stock could have been converted by the Company into 2,135 shares of common stock.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation of the Company's Chief Executive Officer and up to four of the other most highly compensated individuals serving as executive officers at December 31, 1999, whose total annual salary and bonus exceeded $100,000 for the fiscal year (the Named Officers).

                                                                                   LONG-TERM
                                            ANNUAL COMPENSATION                   COMPENSATION
                              -----------------------------------------------  ------------------
                                                               OTHER ANNUAL     NUMBER OF SHARES       ALL OTHER
NAME AND PRINCIPAL POSITIONS  YEAR(1)     SALARY     BONUS    COMPENSATION(2)  UNDERLYING OPTIONS   COMPENSATION(3)
----------------------------  -------    --------   -------   ---------------  ------------------   ---------------
John A. O'Malley..........    1999(5)    $218,866   $60,000     $   42,787(6)       273,000           $      864(9)
  Chairman of the Board,
  President and Chief
  Executive Officer
Martin S. McDermut........       1999     152,485    26,000                 0        10,500               2,389(10)
  Vice President, Finance        1998     162,964         0                 0        20,000               2,706(10)
  and Administration,            1997     132,268    20,000                 0        15,000               2,632(10)
  Secretary and Chief
  Financial Officer
Achille M. Bigliardi......       1999     187,805    50,000         28,650(7)        50,000               2,464(11)
  Vice President and             1998     195,998         0         30,231(7)        27,600               3,219(11)
  General Manager of             1997     109,448    30,451         25,715(7)        30,000               2,384(11)
  Chatsworth Operations
Anthony G. Landells.......       1999     126,237    15,181                 0         6,000              17,673(12)
  Vice President and             1998     129,401    44,045         27,352(8)             0              18,116(12)
  General Manager of PSI         1997     128,353    51,341         25,239(8)        10,000              16,390(12)
Fred H. Deindoerfer(4)....       1999     227,046         0                 0        21,000                  864(9)
  Founding Chairman              1998     222,792         0         21,808(8)        24,000                  905(9)
  (Retired)                      1997     233,861         0         28,215(8)        50,000                  905(9)

---------------
 (1) Years represent calendar years. Information is provided only for those years in which the individual served as an executive officer.
 (2) Other Annual Compensation consists of (a) the dollar value of the difference between the price paid for common stock purchased under the Company's Employee Stock Purchase Plan and the fair market value of such shares on the date of purchase ("ESPP benefits") and (b) automobile allowances. It does not include the value of perquisites because the aggregate value of perquisites did not exceed the lesser of $50,000 or 10% of any executive officer's salary and bonus for the applicable years.
 (3) All Other Compensation consists of (a) premiums paid for term life insurance for the benefit of executive officers ("life insurance premiums") and (b) matching contributions to the Company's 401(k) plan for the benefit of executive officers ("401(k) matching contributions").
 (4) Dr. Deindoerfer was President and Chief Executive Officer until his retirement in the third quarter of 1999. Dr. Deindoerfer also retired from the Board of Directors in the first quarter of 2000 and was bestowed the honorary title of Founding Chairman (Retired).
 (5) John O'Malley became Chairman of the Board of the Company in the first quarter of 2000 and became President and Chief Executive Officer of the Company in the third quarter of 1999.
 (6) Consists of $37,500 in ESPP benefits and $5,287 in automobile allowances for 1999.
 (7) Consists of $28,650, $27,781 and $21,515 in ESPP benefits and $0, $2,450 and $4,200 in automobile allowances for 1999, 1998 and 1997, respectively.
 (8) Consists entirely of ESPP benefits.
 (9) Consists entirely of payments for life insurance premiums.
(10) Consists of $864, $1,076 and $1,046 for life insurance premiums and $1,525, $1,630 and $1,586 in 401(k) matching contributions for 1999, 1998 and 1997, respectively.
(11) Consists of $864, $1,160 and $980 for life insurance premiums and $1,600, $2,059 and $1,404 in 401(k) matching contributions for 1999, 1998 and 1997, respectively.
(12) Consists entirely of contributions for the benefit of the executive officer to a defined contribution pension plan maintained for the Company's United Kingdom employees.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding stock option grants during 1999 to the Named Officers. No stock appreciation rights were granted during the year.

                                INDIVIDUAL GRANTS(1)
------------------------------------------------------------------------------------      POTENTIAL REALIZABLE VALUE AT
                                              % OF TOTAL                                 ASSUMED ANNUAL PERCENTAGE RATES
                              NUMBER OF        OPTIONS                                   OF STOCK PRICE APPRECIATION PER
                                SHARES        GRANTED TO                                         OPTION TERM(2)
                              UNDERLYING      EMPLOYEES       EXERCISE    EXPIRATION    ---------------------------------
            NAME               OPTIONS      IN FISCAL YEAR     PRICE         DATE        0%          5%           10%
            ----              ----------    --------------    --------    ----------    -----    ----------    ----------
John A. O'Malley............     3,000            0.6          $0.88       02/20/04      $ 0      $    729      $  1,612
                                10,000(3)         1.8           1.25       06/11/09        0         7,861        19,922
                                10,000(3)         1.8           1.00       07/23/09        0         6,289        15,937
                               250,000(4)        46.0           1.06       08/01/09        0       166,657       422,342
Martin S. McDermut..........    10,500            1.9           1.25       06/11/09        0         8,254        20,918
Achille M. Bigliardi........    10,000            1.8           0.88       02/20/04        0         2,431         5,372
                                15,000            2.8           1.25       06/11/09        0        11,792        29,883
                                25,000(5)         4.6           0.88       10/29/09        0        13,836        35,062
Anthony G. Landells.........     6,000            1.1           1.25       06/11/09        0         4,717        11,953
Fred H. Deindoerfer.........    21,000            3.9           1.25       06/11/09        0        16,508        41,836

---------------
(1) Options vest annually in equal installments during the three years following the date of grant, unless described otherwise herein.

(2) Based on the assumption that the market price of the underlying shares of common stock appreciate in value from the date of grant to the date of expiration at the annualized rates indicated. These rates are hypothetical rates mandated by the Securities and Exchange Commission, and the Company does not make any representations regarding future appreciation in the market price of the common stock.

(3) Options vested immediately upon grant.

(4) Includes options to purchase 125,000 shares of common stock which were granted subject to stockholder approval of an increase in the number of shares available for grant under the 1998 Stock Option Plan discussed under Proposal 2 herein. Includes (i) options to purchase 125,000 shares which vest monthly in equal installments during the twelve months following the date of grant and (ii) options to purchase 125,000 shares which vest monthly in equal installments during the 29 months following the date of grant.

(5) Includes options to purchase 25,000 shares of common stock which were granted subject to stockholder approval of an increase in the number of shares available for grant under the 1998 Stock Option Plan discussed under Proposal 2 herein.

AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUES

     The following table sets forth certain information regarding the exercise of stock options during 1999 by the Named Officers and the final year-end value of their unexercised options. None of the Named Officers exercised any stock appreciation rights during 1999 or held any such rights at year end.

                                                                 NUMBER OF SHARES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                  OPTIONS/SARS AT             OPTIONS/SARS AT
                                   NUMBER OF                      FISCAL YEAR END           FISCAL YEAR END(1)
                                SHARES ACQUIRED    VALUE     -------------------------   -------------------------
             NAME                 ON EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
             ----               ---------------   --------   -------------------------   -------------------------
John A. O'Malley..............         0             0            164,607/189,393                   0/0
Martin S. McDermut............         0             0             51,500/ 29,000                   0/0
Achille M. Bigliardi..........         0             0             75,708/ 78,692                   0/0
Anthony G. Landells...........         0             0             56,600/  9,400                   0/0
Fred H. Deindoerfer...........         0             0            130,920/ 54,080                   0/0

---------------
(1) Based on the difference between the market price of a share of common stock on December 31, 1999 and the exercise price of the options.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is primarily responsible for determining the annual salaries and other compensation of executive officers and administering the Company's stock option and stock purchase plans. From January 1, 1999 until September 11 1999, the Compensation Committee consisted of Dr. John A. O'Malley (Chairman) and Mr. Steven M. Besbeck. On September 11, 1999, after being appointed Chief Executive Officer and President of the Company, Dr. O'Malley resigned from the Compensation Committee. From September 11, 1999 through December 31, 1999, the Compensation Committee consisted of Dr. Richard G. Nadeau (Chairman) and Mr. Steven M. Besbeck.

COMPENSATION PHILOSOPHY

     The Compensation Committee believes the Company's future success depends in large part on retaining and motivating its executive officers. As a result, the Compensation Committee has adopted a general approach of compensating executives with cash salaries commensurate with the experience and expertise of the executive and competitive with median salaries paid to executives at comparable companies. To reward executives for their contributions to the achievement of Company-wide performance goals, incentive bonus awards are established at a level designed to ensure that when such payouts are added to the executive's base salary, the total compensation for above-average performance will exceed the average compensation level at comparable companies. In addition, to align its executives' compensation with the Company's business strategies, values and management initiatives, both short and long term, executive officers are provided with long-term performance incentives. It is the Company's policy to encourage share ownership through the grant of stock option awards and stock purchases under the Employee Stock Purchase Plan.

     In addition to the specific factors described below, the Compensation Committee compared the total annual compensation levels (including stock options) of the Company's executive officers to the compensation levels of executive officers at other publicly-traded and private companies. Information regarding compensation levels at other companies was derived from a variety of sources, including proxy statements, a review of the Hay report on Executive Compensation, the "Executive Compensation In 1998" report by The Conference Board, publications such as "The 1998 Report on Executive Compensation" by Top Five Data Services, and compensation surveys reported in business journals such as the "Medical Device & Diagnostic Industry Magazine." Based on this information, the Compensation Committee believes that the compensation levels of the Company's executive officers do not exceed the median of their counterparts at comparable companies.

COMPENSATION ELEMENTS

     The Company's compensation package for executive officers consists of a base salary, performance-based cash bonuses and stock options. The executive officers are also eligible to participate in most of the Company's employee benefit plans.

     Base Salaries. Base salaries are initially targeted at average levels of comparable companies and then adjusted based on an assessment of individual performance and contributions.

     Management Incentive Bonus Plan. The Company has a Management Incentive Bonus Plan (MIBP) to reward participants with cash bonuses for their contributions to the achievement of Company-wide performance goals. All executive officers of the Company and certain other key employees selected by the Compensation Committee participate in the MIBP. MIBP payouts are established at a level designed to ensure that when such payouts are added to a participant's base salary, the total compensation for above-average performance will exceed the average compensation level at comparable companies. Awards can only be made to MIBP participants when their division of the Company, or the Company as a whole, exceeds planned operating income goals.

     Stock Option Plans. The Company uses stock option plans to provide employees with an opportunity to share with the stockholders in the long-term performance of the Company. The Compensation Committee generally grants stock options on a periodic basis to all eligible employees. Grants are also made to certain employees upon commencement of employment and, occasionally, following a significant change in job responsibility, scope or title or a particularly noteworthy achievement. Stock options generally have a three-year vesting schedule and expire ten years from the date of grant. The exercise price is generally 100% of the market value of a share of Common Stock at the time of the grant.

     The Compensation Committee has established general guidelines for determining the size of periodic stock option grants based upon several factors, including the salary and performance of the recipient and the market price of the Common Stock at the time of grant. The size of the grants are targeted at competitive levels.

     Employee Stock Purchase Program. The Company maintains a stock purchase plan that permits all employees to purchase shares of Common Stock at a discount of 50% from the then current market price. Employees may invest up to 15% of their annual salary and bonus and must hold the shares for two years. If the employee resigns from the Company or is terminated for cause during the holding period, the Company may repurchase the shares at the employee's original purchase price. The Company's right to repurchase the shares automatically terminates under certain circumstances such as a sale of the Company.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     During 1999, Dr. Deindoerfer retired and Dr. O'Malley was appointed Chief Executive Officer and President. Prior to his retirement, Dr. Deindoerfer received a 3% cost of living adjustment in his base salary and a stock option grant of 21,000 shares. Dr. Deindoerfer continues to serve the Company as a special consultant and has been bestowed the honorary title of Founding Chairman (Retired). The Compensation Committee gave Dr. O'Malley a $60,000 cash bonus for 1999 based on (1) exceeding present goals for operating income, (2) improvement of the market value of the Company and (3) the achievement of extraordinary accomplishments (not directly affecting operating earnings or stock value).

COMPENSATION OF OTHER EXECUTIVE OFFICERS

     The Compensation Committee established a formula early in the year for the amount to be allocated to the MIBP based primarily on exceeding preset goals for operating income. In determining the formula, the Compensation Committee considered (1) the potential size of the bonus pool relative to the goal for operating income in the Board-approved profit plan and (2) the challenge presented by the profit plan in the current business environment. The Compensation Committee considered three factors in determining individual cash bonus awards for 1999: (a) the individual's salary multiplied by his or her level of bonus participation (100% for executive officers), (b) the individual's estimated contribution to the improvement of operating income and (c) the individual's achievement of any other predefined performance goals assigned to the individual. The Compensation Committee relied primarily upon the evaluations and recommendations of the Unit Heads and the Chief Executive Officer.

     Based on these factors, Mr. Bigliardi and Mr. McDermut were awarded cash bonuses of $50,000 and $26,000 respectively for 1999 under the MIBP and, in addition, were awarded stock options of 50,000 and 10,500 shares respectively. See "Executive Compensation -- Summary Compensation Table" and "Executive Compensation -- Option Grants in Last Fiscal Year Table."

                                          COMPENSATION COMMITTEE

                                          Dr. Richard G. Nadeau (Chairman)
                                          Mr. Steven M. Besbeck

                           COMPENSATION OF DIRECTORS

     In 1999, the Company raised the annual cash retainer received by non-employee directors to $24,000 per year from $13,500 per year for normal, routine services as a Board member. Additional consulting time is compensated at the rate of $2,000 per day. During 1999, Mr. Besbeck, Dr. Kelley and Dr. Nadeau were paid $21,000, $12,000 and $39,375, respectively, for their services as directors. The Company also awarded each of these non-employee directors stock options for 23,000, 20,000 and 40,000 shares of common stock in 1999, respectively. Dr. Kelley also serves as a part-time consultant on StatSpin matters and was paid $37,602 for these services in 1999.

                         OFFICE OF THE CHIEF EXECUTIVE

     During 1998, the Company enlarged the Office of the Chief Executive to three members. Dr. John A. O'Malley and Mr. Roland Jang, both long time advisers to the Company, joined Dr. Fred H. Deindoerfer in the Office of the Chief Executive on a part-time basis. During 1999, Dr. Deindoerfer retired and Dr. O'Malley was appointed Chief Executive Officer and President. The Office of the Chief Executive was subsequently dissolved. Mr. Jang was paid $119,814 for his services as a member of the Office of the Chief Executive during 1999. The compensation paid to Dr. Deindoerfer and Dr. O'Malley for services to the Office of Chief Executive is included with their overall compensation reported in the other sections of this Proxy Statement.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors held a total of 12 meetings during 1999. The Board of Directors has two standing committees: an Audit Committee and a Compensation Committee. There is no nominating committee or any other committee performing those functions.

     The Audit Committee, which currently consists of Mr. Besbeck and Dr. Kelley, held one meeting during 1999. The Audit Committee reviews the scope and results of the year-end audit with management and the independent accountants and recommends to the Board of Directors selection of independent accountants for the coming year.

     The Compensation Committee, which currently consists of Dr. Nadeau and Mr. Besbeck, held 7 meetings during 1999. The Compensation Committee is primarily responsible for determining the annual salaries and other compensation of executive officers and administering the Company's stock option and stock purchase plans.

     No director attended fewer than 75% of the meetings of the Board of Directors and the committees upon which such director served during 1999.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dr. O'Malley was a stockholder, director and officer of Poly UA Systems, Inc., a Company-sponsored research and development entity. See "Certain Relationships and Related Transactions -- Joint Development Project with Poly UA Systems." Dr. Nadeau is Chairman and Chief Executive Officer of Cytometrics, Inc., a privately-held development-stage company, and Dr. O'Malley is a director of Cytometrics and serves on its Compensation and Audit Committees. See "Directors and Executive Officers."

                  FIVE-YEAR STOCK PRICE PERFORMANCE COMPARISON

     The following graph and table compare the cumulative total return on the Company's Common Stock with the cumulative total return (including reinvested dividends) of the Standard & Poor's 500 Index (S&P 500), the Nasdaq Medical Devices, Instruments and Supplies, Manufacturers and Distributors Stocks and the Standard & Poor's Health Care for the five years ending December 31, 1999, assuming that the relative value of the Common Stock and each index was $100 on December 31, 1994. Amounts below have been rounded to the nearest dollar.

                                                IRIS                 S&P 500                NMDISMDS            S&P HEALTHCARE
                                                ----                 -------                --------            --------------
1994                                            100                    100                    100                    100
1995                                            150                    138                    150                    158
1996                                             75                    169                    140                    191
1997                                             64                    225                    160                    274
1998                                             15                    290                    180                     40
1999                                             15                    350                    220                     36

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TENDER FOR SHARES OF POLY U/A SYSTEMS

     In 1995, the Company entered into a project with Poly U/A Systems, Inc. for development of several new products to enhance automated urinalysis. Subsequently, certain disputes arose with the shareholders of Poly U/A Systems. In 1999, the Company made a tender offer to acquire all of the outstanding shares of Poly/UA Systems for a package of Company securities with an estimated value of up to $1.5 million. The Company ultimately purchased approximately 79% of the outstanding shares of Poly/UA. In exchange for the shares of Poly U/A Systems and a release of claims, the Company issued a total of 612,000 shares of its common stock, 204,000 shares of a new Series B Callable Preferred Stock and Series G Warrants to purchase an additional 612,000 shares of common stock. As a result, Poly U/A Systems became a majority-owned subsidiary of the Company. The Company also filed a Form S-3 Registration Statement to permit public resales of the shares of common stock issued to the Poly UA stockholders as well as any shares of common stock subsequently issued to them upon conversion of the Series B Callable Preferred Stock and exercise of the Series G Warrants.

     Dr. O'Malley was the Executive Vice President, General Manager and a director of Poly U/A Systems. He received $19,425 from Poly U/A Systems for services rendered in 1999. The following directors and executive officers of the Company were stockholders of Poly U/A Systems and tendered their shares of Poly U/A Systems to the Company in the tender offer:

                                        SHARES TENDERED            COMPANY SECURITIES RECEIVED
                                        ---------------    -------------------------------------------
                                           POLY U/A                           SERIES B        SERIES G
                 NAME                    COMMON STOCK      COMMON STOCK    PREFERRED STOCK    WARRANTS
                 ----                   ---------------    ------------    ---------------    --------
Dr. O'Malley..........................       2,000            6,000             2,000          6,000
Dr. Deindoerfer.......................       2,000            6,000             2,000          6,000
Mr. Bigliardi.........................       2,000            6,000             2,000          6,000

     These individuals collectively owned less than 3% of the outstanding shares of Poly U/A Systems and individually owned less than 1% of the outstanding shares of Poly U/A Systems.

INTEREST PAYMENTS TO DIGITAL IMAGING TECHNOLOGIES

     In July 1996, the Company acquired PSI from Digital Imaging Technologies, Inc. ("DITI"). The Company paid a portion of the purchase price by issuing to DITI a $7.0 million Senior Subordinated Note and a warrant to purchase 875,000 shares of common stock. The note bears interest at the rate of 8.5%, and the Company paid $595,000 of interest to DITI during 1999. Principal is not due until maturity on July 31, 2001. In 1997, the Company filed a demand for arbitration against DITI alleging material breaches of representations, warranties and covenants in the 1996 PSI purchase agreement. As part of the process, the Company reduced the exercise price of DITI's warrant to purchase 875,000 shares of common stock from $8.00 to $3.56 per share. In October 1999 the arbitration was concluded under the auspices of the American Arbitration Association, resulting in a disappointing award to IRIS of $132,000.

                                   PROPOSAL 1

                       ELECTION OF THE CLASS 1 DIRECTORS

     The Board of Directors currently consists of four directors divided into three classes -- Class 1 (Mr. Besbeck and Dr. Nadeau), Class 2 (Dr. O'Malley) and Class 3 (Dr. Kelley) -- with the directors in each class holding office for staggered terms of three years each or until their successors have been duly elected and qualified. At last year's annual meeting, the stockholders re-elected Dr. Deindoerfer and Dr. Kelley as the Class 3 directors to hold office until 2002. Dr. Deindoerfer, the Company's founding Chairman and long-time Chief Executive Officer, retired from the Board of Directors in January 2000. Dr. Deindoerfer continues to serve the Company as a special consultant and has been bestowed the honorary title of Founding Chairman (Retired).

     At the Annual Meeting this year or any adjournments or postponements thereof, the Class 1 Directors will be elected to serve until their successor are duly elected and qualified. The nominees for election as the Class 1 Directors are Mr. Steven Besbeck and Dr. Richard G. Nadeau. The Stockholders elected Mr. Besbeck as a Class 1 Director at the 1997 annual meeting and Dr. Nadeau was appointed by the Board of Directors to fill a vacancy in the Board in 1999, and they are presently serving the Company in that capacity. The Class 1 Directors will serve until the year 2003 annual meeting or until their successors are elected and qualified.

     The accompanying proxy grants to the holder the power to vote the proxy for substitute nominees in the event that Mr. Besbeck or Dr. Nadeau becomes unavailable to serve as a Class 1 Director. Management presently has no knowledge that either Mr. Besbeck or Dr. Nadeau will refuse or be unable to serve as a Class 1 Director for the prescribed term.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

     Directors are elected by a "plurality" of the shares voted. "Plurality" means that the nominees with the largest number of votes are elected, up to the maximum number of directors to be chosen. Stockholders can either vote "for" the nominees or withhold authority to vote for any one or all of the nominees. However, shares that are withheld will have no effect on the outcome of the election. Shares held by brokers or other nominees for a beneficial owner and not voted (broker non-votes) also will not have any effect on the outcome of the election of directors.

                                   PROPOSAL 2

              APPROVAL OF AMENDMENT TO THE 1998 STOCK OPTION PLAN

     The Company believes that officers and other key employees should have a significant stake in the Company's stock price performance under programs which link compensation to shareholder return. As a result, stock option grants are an integral part of the Company's compensation program. The Company currently has less than 10,000 shares of common stock remaining under its existing stock option plans for future grants. Rather than adopting a new stock option plan at the present time, the Company proposes to increase the number of shares of Common Stock available for grant under the 1998 Stock Option Plan from 600,000 shares to 1,200,000 shares, an increase of 600,000 shares. The Board of Directors adopted such an amendment to the 1998 Stock Option Plan subject to stockholder approval. The following is a summary of the material features of the plan, as amended. The summary is qualified in its entirety by reference to the full text of the amended plan which is attached as Exhibit A to this Proxy Statement.

               SUMMARY DESCRIPTION OF THE AMENDMENT AND THE PLAN

     Proposed Amendment. The Company proposes to amend the plan to increase the number of shares of common stock available for grant under the plan from 600,000 shares to 1,200,000 shares (the "Amendment").

     Types of Awards. The Company may award two types of options under the Plan:
(i) options intended to qualify as "incentive stock options" under Section 422A of the Internal Revenue Code and (ii) nonstatutory stock options which are not intended to qualify for any special treatment under the Internal Revenue Code. The Plan does not permit the award of "phantom stock," "stock appreciation rights" or other similar awards.

     Administration. The Board of Directors may administer the Plan, or they may delegate authority for administering the Plan to the Compensation Committee. If the Board delegates authority to the Compensation Committee, the Plan restricts membership on the Compensation Committee to directors that meet the definitions of both "non-employee directors" (as defined in the rules adopted by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934) and "outside directors" (as defined in the regulations adopted by the Internal Revenue Service under Section 162(m) of the Internal Revenue Code). The Board may also delegate authority for Plan administration to other committees of the Board for the limited purpose of granting and administering stock options to persons other than directors and executive officers. The plan administrators have the authority to (i) select the recipients of awards, (ii) fix the terms of all awards, (iii) construe, interpret and prescribe rules for the Plan and (iv) make all other determinations necessary or advisable for the administration of the Plan.

     Eligibility and Participation. All directors, officers, key employees and consultants of the Company and its subsidiaries are eligible for selection to participate in the Plan. There are approximately 100 individuals currently eligible to participate in the Plan. Under the applicable tax rules, the plan administrators may only grant incentive stock options to employees of the Company and its subsidiaries.

     Duration of Options. The plan administrators have discretion to select the duration of each option, but the Internal Revenue Code restricts the maximum duration of incentive stock options to 10 years.

     Duration and Amendment of the Plan. The Plan became effective upon its adoption by the Board on March 22, 1998 and, assuming stockholder approval, will continue in effect for 10 years unless terminated earlier in accordance with the terms of the Plan.

     Exercise Price. The plan administrators determine the exercise price of each option. The exercise price of a nonstatutory stock option may be more or less than the fair market value of a share of common stock on the date of grant. The minimum exercise price for an incentive stock option is 100% of the fair market value of a share of common stock on the date of grant. The plan administrators determine the acceptable form of consideration for payment of the exercise price, and the form of payment may include cash, a promissory note and shares of common stock valued at their fair market value on the date of surrender. The plan administrators may also permit "cashless exercises."

     Other Terms. Options granted under the Plan are only exercisable by the original recipient and are not transferable, except by will or the laws of descent and distribution. Options vest in such installments as the plan administrators determine.

     Special Terms Applicable to Large Stockholders. In addition to the other restrictions contained in the Plan, the Plan requires that incentive stock options granted to persons possessing more than 10% of the total combined voting power of all classes of stock of the Company (i) have an exercise price of not less than 110% of the fair market value of a share of common stock on the date of grant and (ii) expire not later than five years from the date of grant.

FEDERAL INCOME TAX CONSEQUENCES

     Nonstatutory Stock Options. Under current federal income tax law, the grant of a nonstatutory stock option has no tax effect on the Company or the option holder. If the shares received on exercise of an option are not subject to restrictions on transfer or risk of forfeiture imposed by the Committee, the exercise of a nonstatutory stock option will result in ordinary income to the option holder equal to the excess of the fair market value of the shares at the time of exercise over the option price. The amount taxed to the option holder as ordinary income is treated as earned income. The option holder's tax basis in the shares will be equal to the aggregate exercise price paid by the option holder plus the amount of taxable income recognized upon the exercise of the option. Upon any subsequent disposition of the shares, any further gain or loss recognized by the option holder will be treated as capital gain or loss and will be long-term capital gain or loss if the shares are held for more than one year after exercise. The Company will normally be allowed, at the time of recognition of ordinary income by the option holder upon exercise, to take a deduction for federal income tax purposes in an amount equal to such recognized income.

     Incentive Stock Options. The federal income tax consequences associated with incentive stock options are generally more favorable to the optionee and less favorable to the employer than those associated with nonstatutory stock options. Under current federal income tax law, the grant of an incentive stock option does not result in income to the optionee or in a deduction for the Company at the time of the grant. The exercise of an incentive stock option will not result in income for the option holder if the option holder (i) does not dispose of the shares within two years after the date of grant nor within one year after exercise and (ii) is an employee of the Company or any of its affiliates from the date of grant until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition would be the option price. Any gain will be taxed to the option holder as long-term capital gain and the Company will not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax. If the option holder disposes of the shares prior to the expiration of either of the holding periods described above, the option holder would have compensation taxable as ordinary income, and the Company would be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. If the price realized in any such premature sale of the share exceeds the fair market value of the shares on the exercise date, the excess will be treated as long-term or short-term capital gain depending on the option holder's holding period for the shares.

AMENDED PLAN BENEFITS

     The following table sets forth certain information regarding benefits to be received by certain officers and directors of the Company under the 1998 Stock Option Plan subject to approval of the amendment to the 1998 Stock Option Plan:

                                              NUMBER OF
                                          SHARES UNDERLYING    EXERCISE PRICE    EXPIRATION DATE
                 NAME                          OPTIONS           (IF KNOWN)        (IF KNOWN)
                 ----                     -----------------    --------------    ---------------
John A. O'Malley......................         125,000(1)           1.06            08/01/09
Achille M. Bigliardi..................          25,000(1)           0.88            10/29/09
Nonemployee Directors (3 persons).....          30,000(2)            (3)                 (4)

---------------
(1) Such options were granted subject to stockholder approval of an increase in the number of shares available for grant under the 1998 Stock Option Plan.

(2) Such shares will be granted pursuant to the company's director compensation policies on the date of the Annual Meeting.

(3) The exercise price for such shares will be the closing price of the Company's common stock on the date of the Annual Meeting.

(4) It is expected that the expiration date will be 10 years from the date of grant.

VOTE REQUIRED

     Proposal 2 requires the affirmative vote of a majority of the votes cast on the proposal. Stockholders may vote "for" or "against" the proposal, or they may abstain from voting on the proposal. Abstentions (as well as broker non-votes) will not have any effect on the outcome of the proposal. The Company believes that stockholder approval at the meeting will satisfy the stockholder approval requirement of the Section 162(m) of the Internal Revenue Code.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AMENDMENT OF THE 1998 STOCK OPTION
                                     PLAN.

                                   PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, upon a recommendation of its Audit Committee, has selected the accounting firm of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2000, subject to ratification of the stockholders at the meeting. PricewaterhouseCoopers LLP has no financial interest of any kind in the Company except the professional relationship between auditor and client. A representative of PricewaterhouseCoopers LLP is expected to attend the meeting, will be afforded an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions by stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION.

     Proposal 3 requires the affirmative vote of a majority of the votes cast on the proposal. Stockholders may vote "for" or "against" the proposal, or they may abstain from voting on the proposal. Abstentions (as well as broker non-votes) will not have any effect on the outcome of the proposal.

                                OTHER PROPOSALS

     The Company is not aware of any other business to be presented to the meeting and does not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

               STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     If a stockholder wishes to present a proposal at the next annual meeting of stockholders, such a proposal must be received by the Company at its principal executive offices prior to December 21, 2000.

                                 ANNUAL REPORT

     In lieu of an Annual Report to Stockholders, the Company is delivering with this Proxy Statement a copy of its Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 1999. However, it is not intended that the Annual Report on Form 10-K be a part of this Proxy Statement or a solicitation of proxies.

       NOTE REGARDING INCORPORATION BY REFERENCE TO THIS PROXY STATEMENT

     The Company routinely files with the Securities and Exchange Commission various registration statements and reports which may incorporate by reference part or all of this Proxy Statement. Those references are not intended to incorporate any of the information in this Proxy Statement under the headings "Compensation Committee Report on Executive Compensation" or "Five Year Stock Price Performance Comparison" unless those headings are specifically referenced by name in the registration statement or report.

                                          By Order of the Board of Directors

                                          /s/ John A. O'Malley
                                          John A. O'Malley
                                          Chairman of the Board, President
                                          and Chief Executive Officer

Chatsworth, California
April 14, 2000

PLEASE PROMPTLY VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. AT ANY TIME BEFORE A VOTE YOU MAY REVOKE YOUR PROXY BY (1) A LATER PROXY OR A WRITTEN NOTICE OF REVOCATION DELIVERED TO THE INSPECTOR OF ELECTIONS OR (2) ADVISING THE INSPECTOR OF ELECTIONS AT THE MEETING THAT YOU ELECT TO VOTE IN PERSON. ATTENDANCE AT THE MEETING WILL NOT IN AND OF ITSELF REVOKE A PROXY.

THE ANNUAL MEETING IS ON MAY 19, 2000. PLEASE RETURN YOUR PROXY IN TIME.

                                                                       EXHIBIT A

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC

                       1998 STOCK OPTION PLAN, AS AMENDED

     1. PURPOSES OF THE PLAN. The purposes of this 1998 Stock Option Plan are:

     - to attract and retain the best available personnel for positions of substantial responsibility,

     - to provide additional incentive to Employees, Directors and Consultants, and

     - to promote the success of the Company's business.

     Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant.

     2. DEFINITIONS. As used herein, the following definitions shall apply:

          (a) "Administrator" means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

          (b) "Applicable Laws" means the legal requirements relating to the administration of stock option plans under state corporate and securities laws and the Code.

          (c) "Board" means the Board of Directors of the Company.

          (d) "Code" means the Internal Revenue Code of 1986, as amended.

          (e) "Committee" means a Committee appointed by the Board in accordance with Section 4 of the Plan.

          (f) "Common Stock" means the common stock, $.01 par value, of the Company.

          (g) "Company" means International Remote Imaging Systems, Inc.

          (h) "Consultant" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services, provided that the term "Consultant" shall not include Directors who are paid only a director's fee by the Company or who are not compensated by the Company for their services as Directors.

          (i) "Continuous Status as an Employee or Consultant" means that the employment or consulting relationship is not interrupted or terminated by the Company, any Parent or Subsidiary. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) any leave of absence approved by the Board, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, any such leave may not exceed ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute; or (ii) transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor.

          (j) "Director" means a member of the Board.

          (k) "Disability" means total and permanent disability as defined in
     Section 22(e)(3) of the Code.

          (l) "Employee" means any person, including Officers and Directors employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

          (m) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (n) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

             (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales are reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or such other source as the Administrator deems reliable;

             (ii) If the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or is regularly quoted by recognized securities dealers but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in the Wall Street journal or such other source as the Administrator deems reliable;

             (iii) In the absence of any established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

          (o) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

          (p) "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

          (q) "Notice of Grant" means a written notice evidencing certain terms and conditions of an individual Option grant. The Notice of Grant is part of the Option Agreement.

          (r) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (s) "Option" means a stock option granted pursuant to the Plan.

          (t) "Option Agreement" means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

          (u) "Option Exchange Program" means a program whereby outstanding options are surrendered in exchange for options with a lower exercise price.

          (v) "Optioned Stock" means the Common Stock subject to an Option.

          (w) "Optionee" means an Employee, Director or Consultant who holds an outstanding Option.

          (x) "Parent" means a "parent corporation", whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (y) "Plan" means this 1997 Stock Option Plan.

          (z) "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

          (aa) "Section 162(m)" means Section 162(m) of the Code and the regulations thereunder, as amended.

          (bb) "Share" means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

          (cc) "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

          (dd) "Termination Event" means (i) any use or disclosure by an Optionee of confidential information or trade secrets of the Company or any Parent or Subsidiary in violation of any confidentiality or nondisclosure agreement by which the Optionee is bound, or (ii) the termination of Optionee's Continuous Status as an Employee or Consultant for cause as defined pursuant to applicable law, as a result of a breach of Optionee's employment or consulting agreement, as a result of theft, fraud or embezzlement, or as a result of any disclosure or use of confidential information or trade secrets described in part (i) of this paragraph.

     3. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be optioned under the Plan is One Million Two Hundred Thousand (1,200,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. However, should the Company reacquire Shares which were issued pursuant to the exercise of an Option, such Shares shall not become available for future grant under the Plan.

     If an Option expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated).

     4. ADMINISTRATION OF THE PLAN.

     (a) Procedure.

          (i) Multiple Administrative Bodies. If permitted by Rule 16b-3, the Plan may be administered by different bodies with respect to Directors, Officers who are not Directors, and Employees who are neither Directors nor Officers.

          (ii) Administration with respect to Directors and Officers Subject to
     Section 16(b). With respect to Option grants made to Directors or to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act, the Plan shall be administered by (A) the Board, if the Board may administer the Plan in compliance with the requirements for grants under the Plan to be exempt acquisitions under Rule 16b-3, or (B) a committee designated by the Board to administer the Plan, which committee shall consist of "Non-Employee Directors" within the meaning of Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the requirements for grants under the Plan to be exempt acquisitions under Rule 16b-3.

          (iii) Administration With Respect to Covered Employees Subject to
     Section 162(m) of the Code. With respect to Option grants made to Employees who are also "covered employees" within the meaning of Section 162(m) of the Code and the regulations thereunder, as amended, the Plan shall be administered by a committee designated by the Board to administer the Plan, which committee shall be constituted to satisfy the requirements applicable to Options intended to qualify as "performance-based compensation" under
     Section 162(m). Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the rules applicable to Options intended to qualify as "performance-based compensation" under Section 162(m).

          (iv) Administration With Respect to Other Persons. With respect to Option grants made to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a committee designated by the Board, which committee shall be constituted to satisfy Applicable Laws. Once appointed, such Committee shall serve in its designated capacity until otherwise directed by the Board. The Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws.

     (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

          (i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(n) of the Plan;

          (ii) to select the Directors, Consultants and Employees to whom Options may be granted hereunder;

          (iii) to determine whether and to what extent Options are granted hereunder;

          (iv) to determine the number of shares of Common Stock to be covered by each Option granted hereunder;

          (v) to approve forms of agreement for use under the Plan;

          (vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the shares of Common Stock relating thereto based in each case on such factors as the Administrator, in its sole discretion, shall determine;

          (vii) to reduce the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option shall have declined since the date the Option was granted;

          (viii) to construe and interpret the terms of the Plan;

          (ix) to prescribe, amend and rescind rules and regulations relating to the Plan;

          (x) to modify or amend each Option (subject to Section 14(c) of the Plan);

          (xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Administrator;

          (xii) to institute an Option Exchange Program;

          (xiii) to determine the terms and restrictions applicable to Options; and

          (xiv) to make all other determinations deemed necessary or advisable for administering the Plan.

     (c) Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options.

     5. ELIGIBILITY. Nonstatutory Options may be granted to Directors, Employees and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee or Consultant who has been granted an Option may be granted additional Options.

     6. LIMITATIONS.

     (a) Each Option shall be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares subject to an Optionee's incentive stock options (whether granted by the Company, any Parent or Subsidiary) which become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), incentive stock options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.

     (b) Neither the Plan nor any Option shall confer upon an Optionee any right with respect to continuing the Optionee's employment or consulting relationship with the Company, nor shall they interfere in any way with the Optionee's right or the Company's right to terminate such employment or consulting relationship at any time, with or without cause.

     (c) No Officer shall be granted in any fiscal year of the Company Options to purchase more than Three Hundred Thousand (300,000) Shares. The foregoing limitation set forth in this Section 6(c) is intended to satisfy the requirements applicable to Options intended to qualify as "performance-based compensation" (within the meaning of Section 162(m)). In the event the Administrator determines that such limitation is not required to qualify Options as performance-based compensation, the Administrator may modify or eliminate such limitation.

     7. TERM OF THE PLAN. The Plan shall become effective upon its adoption by the Board and shall continue in effect for a term of ten (10) years unless terminated earlier under Section 14 of the Plan.

     8. TERM OF OPTION. The term of each Option shall be stated in the Notice of Grant; provided, however, that in the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Notice of Grant. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Notice of Grant.

     9. OPTION EXERCISE PRICE AND CONSIDERATION.

     (a) Exercise Price. The price per share exercise price for the Share to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

        (i) In the case of an Incentive Stock Option

             (A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant; or

             (B) granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

          (ii) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined in the discretion of the Committee, and may be more or less than the Fair Market Value per Share on the date of grant.

     (b) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period.

     (c) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

          (i) cash;

          (ii) a promissory note made by the Optionee in favor of the Company;

          (iii) if permitted by the Administrator, in its sole discretion, other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

          (iv) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the Optionee's broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price;

          (v) any combination of the foregoing methods of payment; or

          (vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by the Administrator and Applicable Laws.

     10. EXERCISE OF OPTION.

     (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

     An Option may not be exercised for a fraction of a Share.

     An Option shall be deemed exercised when the Company receives: (1) written notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, (ii) full payment for the Shares with respect to which the Option is exercised and (iii) all representations, indemnifications and documents reasonably requested by the Administrator. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. Subject to Section 12, the Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 13 of the Plan.

     Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

     (b) Accelerated Termination of Option Term. Notwithstanding anything to the contrary contained in the Plan, an Optionee's Options under the Plan shall terminate and cease to be exercisable immediately upon the occurrence of a Termination Event with respect to such Optionee.

     (c) Termination of Employment or Consulting Relationship. In the event that an Optionee's Continuous Status as an Employee or Consultant terminates (other than upon the Optionee's death or Disability or as a result of a Termination Event), the Optionee may exercise his or her Option, but only within such period of time as is determined by the Administrator, and only to the extent that the Optionee was entitled to exercise it at the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). In the case of an Incentive Stock Option, the Administrator shall determine such period of time (in no event to exceed ninety (90) days from the date of termination) when the Option is granted. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

     (d) Disability of Optionee. In the event that an Optionee's Continuous Status as an Employee or Consultant terminates as a result of the Optionee's Disability, the Optionee may exercise his or her Option at any time within twelve (12) months from the date of such termination, but only to the extent that the Optionee was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). If, at the date of termination the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

     (e) Death of Optionee. In the event of the death of an Optionee, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Optionee was entitled to exercise the Option at the date of death. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the Shares covered by unexercisable portion of the Option shall immediately revert to the Plan. If, after death, the Optionee's estate or a person who acquires the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

     11. NON-TRANSFERABILITY OF OPTIONS.

     (a) No Transfer. An Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

     (b) Designation of Beneficiary. An Optionee may file a written designation of a beneficiary who is to receive any Options that remain unexercised in the event of the Optionee's death. If an Optionee is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective. Such designation of beneficiary may be changed by the Optionee at any time by written notice, subject to the above spousal consent conditions.

     (c) Effect of No Designation. In the event of the death of the Optionee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Optionee's death, the Company shall deliver such options to the executor or administrator of the estate of the Optionee, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such options to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

     12. WITHHOLDING TAXES. Upon (i) the disposition by an Optionee of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option within two years of the granting of such Incentive Stock Option or within one year after exercise of such Incentive Stock Option, or (ii) the exercise of a Nonstatutory Stock Option, the Company shall have the right to require such Optionee to pay the Company the amount of any taxes which the Company may be required to withhold with respect to such shares of Common Stock.

     13. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE.

     (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, if the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares of securities of the Company through reorganization, recapitalization, reclassification, stock combination, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares as to which Options may be granted under this Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised Options which have been granted prior to any such change, shall likewise be made. Any such adjustment in the outstanding Options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Options but with a corresponding adjustment in the price for each share or other unit of any security covered by the Option. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive.

     (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option had not been previously exercised, it will terminate immediately prior to the consummation of such proposed action. The Administrator may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Administrator and give each Optionee the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable.

     (c) Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company or a similar event that the Administrator determines, in its discretion, would materially alter the structure of the Company or its ownership, the Administrator, upon 30 days prior written notice to the Option holders, may, in its discretion, do one or more of the following: (i) shorten the period during which Options are exercisable (provided they remain exercisable for at least 30 days after the date the notice is given); (ii) accelerate any vesting schedule to which an Option is subject; (iii) arrange to have the surviving or successor entity grant replacement options with appropriate adjustments in the number and kind of securities and option prices; or (iv) cancel Options upon payment to the Optionees in cash, with respect to each Option to the extent then exercisable (including any Options as to which the exercise has been accelerated as contemplated in clause (ii) above), of an amount equal to the excess of the Fair Market Value of the number of Shares as to which the Option is then exercisable (at the effective time of the merger, reorganization, sale of other event) over the aggregate exercise price with respect to such Shares. The Administrator may also provide for one or more of the foregoing alternatives in any particular Option Agreement.

     14. DATE OF GRANT. The date of grant of an Option shall be, for all purposes, the date on which the Administrator makes the determination granting such Option, or such other later date as is determined by the Administrator; provided, however, the date of grant of an Option shall be, for all purposes, no earlier than the date on which the Optionee commences employment with the Company. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

     15. AMENDMENT AND TERMINATION OF PLAN.

          (a) Amendment and Termination. The Board may at any time amend, alter or suspend or terminate the Plan.

          (b) Shareholder Approval. The Company shall obtain shareholder approval of the Plan and any amendment if and to the extent necessary under Applicable Law or the rules of any exchange or quotation system on which the Common Stock is then listed or quoted. The Company may voluntarily obtain shareholder approval of the Plan and any amendment if and to the extent the Board determines such approval is desirable, including, without limitation, to qualify for special treatment of option grants under Rule 16b-3 of the Exchange Act, Section 422 of the Code or Section 162(m) of the Code.

          (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of an Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company.

     16. CONDITIONS UPON ISSUANCE OF SHARES.

     (a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Laws, the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by

Applicable Law, the Plan and options granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

     (b) Investment Representation. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell, transfer or distribute such Shares.

     17. LIABILITY OF COMPANY.

     (a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     (b) Grants Exceeding Allotted Shares. If the Optioned Stock covered by an Option exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional shareholder approval, such Option shall be void with respect to such excess Optioned Stock, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 14(b) of the Plan.

     (c) Rights of Participants and Beneficiaries. The Company shall pay all amounts payable hereunder only to the Optionee or beneficiaries entitled thereto pursuant to the Plan. The Company shall not be liable for the debts, contracts or engagements of any Optionee or his or her beneficiaries, and rights to Shares or cash payments under the Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of the Company.

     18. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     19. GOVERNING LAW. The Plan shall be governed by, and construed in accordance with the laws of the State of Delaware (without giving effect to conflicts of law principles).

                                  [IRIS LOGO]

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                                9162 Eton Avenue
                              Chatsworth, CA 91311
                                 (818) 709-1244

PROXY              INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                                9162 ETON AVENUE
                          CHATSWORTH, CALIFORNIA 91311

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 19, 2000

    The undersigned, revoking previous proxies, hereby appoint(s) John A. O'Malley and Donald E. Horacek, or any of them, attorneys, with full power of substitution, to vote all shares of common stock of International Remote Imaging Systems, Inc. (the "Company") which the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Chatsworth Hotel, 9777 Topanga Canyon Boulevard, Chatsworth, California, on Friday, May 19, 2000, at 3:00 p.m. and at any adjournments thereof. This proxy shall be voted on the proposals described in the Proxy Statement as specified below. Receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement is hereby acknowledged.

1. To elect two Class 1 Directors.
   [ ] FOR Steven M. Besbeck and Richard G. Nadeau          [ ] WITHHOLD AUTHORITY to vote for any of the
    (except as withheld in the space provided below):           nominees.
INSTRUCTIONS: To withhold authority to vote for either of the nominees, write the name of the nominee on the following line:

------------------------------------------------------------------------------------------------------------------
2. To approve an increase the number of shares of common stock available for grant under the 1998 Stock Option
   Plan from 600,000 to 1,200,000:
                                   [ ] FOR      [ ] AGAINST        [ ] ABSTAIN
3. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for 2000:
                                   [ ] FOR      [ ] AGAINST        [ ] ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    This proxy will be voted as specified herein. If no specification is made, it will be voted FOR all of the proposals. As to any other matters which may properly come before the meeting or any adjournments thereof, the proxyholders are authorized to vote in accordance with their best judgment.

                                             -----------------------------------
                                             Signature                      Date

                                             -----------------------------------
                                             Signature                      Date

                                             NOTE: Please date and sign exactly
                                             as your name appears to the left.
                                             If stock is registered in the name
                                             of two or more persons, each should
                                             sign. Executors, administrators,
                                             trustees, guardians, attorneys, and
                                             corporate officers should show
                                             their full titles. If a
                                             partnership, please sign in the
                                             partnership name by an authorized
                                             partner.

         PLEASE COMPLETE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE
                    IN TIME FOR THE MEETING ON MAY 19, 2000